RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-208507

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated July 7, 2017

Pricing Supplement Dated July __, 2017 to the Product Prospectus Supplement ERN-ETF-1 Dated January 11, 2016, Prospectus Supplement Dated January 8, 2016, and Prospectus Dated January 8, 2016
$_________ Barrier Enhanced Return Notes Linked to a Basket of One Equity Index and One Exchange Traded Fund, Due ____, 2020 Royal Bank of Canada

Royal Bank of Canada is offering the Barrier Enhanced Return Notes (the “Notes”) linked to the performance of an unequally weighted basket (the “Basket”) of one equity index and one ETF comprised of the MSCI Europe Index (75% weighting) and the iShares® MSCI Emerging Markets ETF (25% weighting).
The CUSIP number for the Notes is 78012K2M8. The Notes provide a 1-for-1 positive return if the value of the Basket increases from the Pricing Date to the Valuation Date. Investors are subject to one-for-one loss of the principal amount of the Notes in percentage terms if the value of the Basket on the Valuation Date is less than 30.00% of its value on the Pricing Date. Any payments on the Notes are subject to our credit risk.
The Notes do not bear interest.
Issue Date: July 24, 2017
Maturity Date:       , 2020 (approximately 33.5 to 37.5 months after the Issue Date, to be determined on the Pricing Date)
The Notes will not be listed on any securities exchange.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated January 8, 2016, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement dated January 11, 2016, and “Selected Risk Considerations” on page P-6 of this terms supplement.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public(1)	100.00%	$
Underwriting discounts and commissions(1)	3.00%	$
Proceeds to Royal Bank of Canada	97.00%	$
(1)Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions.  The public offering price for investors purchasing the Notes in these accounts may be between $970.00 and $1,000 per $1,000 in principal amount.
The initial estimated value of the Notes as of the date of this terms supplement is $952.78 per $1,000 in principal amount, which is less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Pricing Date, which will not be less than $932.78 per $1,000 in principal amount. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.
If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $30.00 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $30.00 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to a Basket of One Equity Index and One Exchange Traded Fund Due ____, 2020
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
Issuer:	Royal Bank of Canada (“Royal Bank”)
Issue:	Senior Global Medium-Term Notes, Series G
Underwriter:	RBC Capital Markets, LLC
Reference Asset:
The Notes are linked to the value of an unequally weighted basket (the “Basket”) of one equity index and one ETF (each, a “Basket Component,” collectively, the “Basket Components”).  The Basket Components and their respective Component Weights are indicated in the table below.

Currency:	U.S. Dollars
Denominations	$1,000 and minimum denominations of $1,000 in excess thereof
Pricing Date:	July 19, 2017
Issue Date:	July 24, 2017
CUSIP:	78012K2M8
Valuation Date:	, 2020 (three trading days prior to the maturity date, to be determined on the Pricing Date)
Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 in principal amount of the Notes equal to:
Principal Amount + (Principal Amount x Percentage Change x Upside Participation Rate)
If, on the Valuation Date, the Percentage Change is less than or equal to 0%, but the Percentage Change is not less than -30%, then the investor will receive the principal amount only.
If, on the Valuation Date, the Percentage Change is less than -30%, then the investor will receive a cash payment equal to:
Principal Amount + (Principal Amount x Percentage Change)
In this case, you will lose all or a portion of the principal amount of the Notes.

Percentage Change:
The Percentage Change, expressed as a percentage and rounded to two decimal places, will be equal to the sum of the Weighted Component Change for each Basket Component. The Weighted Component Change for each Basket Component will be determined as follows:

Component Weight x
Upside Participation Rate:	100%
Initial Level:	For the EEM, its closing price, and for the MXEU, its closing level, on the Pricing Date.
Final Level:	For the EEM, its closing price, and for the MXEU, its closing level, on the Valuation Date.

P-2	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to a Basket of One Equity Index and One Exchange Traded Fund Due ____, 2020
The Basket:	Basket Component	Bloomberg Ticker	Component Weight	Initial Level
	MSCI Europe Index (the “MXEU”)	MXEU	75%
	iShares® MSCI Emerging Markets ETF (the “EEM”)	EEM	25%

Maturity Date:
         , 2020 (approximately 33.5 to 37.5 months after the Issue Date, to be determined on the Pricing Date). The maturity date will be subject to extension for market and other disruptions, as described in the product prospectus supplement dated January 11, 2016.

Principal at Risk:	The Notes are NOT principal protected. You may lose all or a substantial portion of your principal amount at maturity if there is a decrease in the value of the Basket of more than 30%.
Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to any of the Basket Components will result in the postponement of the Valuation Date as to that Basket Component, as described in the product prospectus supplement, but not to any non-affected Basket Component.

Calculation Agent:	RBC Capital Markets, LLC
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract in respect of the Basket for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 11, 2016 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 8, 2016).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated January 11, 2016, as modified by this terms supplement.

P-3	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to a Basket of One Equity Index and One Exchange Traded Fund Due ____, 2020
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016 and the product prospectus supplement dated January 11, 2016, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this terms supplement carefully, including “- Additional Terms of Your Notes Related to the MXEU” below.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 8, 2016, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated January 11, 2016 and “Selected Risk Considerations” in this terms supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
Prospectus Supplement dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
Product Prospectus Supplement ERN-ETF-1 dated January 11, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116047385/form424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

P-4	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to a Basket of One Equity Index and One Exchange Traded Fund Due ____, 2020
HYPOTHETICAL RETURNS
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Basket used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the level of any Basket Component on the Valuation Date or on any trading day prior to the Maturity Date. All examples assume that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.

Example 1 —	Calculation of the Payment at Maturity where the Percentage Change is positive.
	Percentage Change:	2%
	Payment at Maturity:	$1,000 + ($1,000 x 2% x 100%) = $1,000 + $20.00 = $1,020.00
	On a $1,000 investment, a 2% Percentage Change results in a Payment at Maturity of $1,020.00, a 2.00% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is negative (but not less than -30%).
	Percentage Change:	-25%
	Payment at Maturity:	In this case, even though the Percentage Change is negative, you will receive the principal amount of your Notes at maturity, because the Percentage Change is greater than -30%.
	On a $1,000 investment, a -25% Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.

Example 3 —	Calculation of the Payment at Maturity where the Percentage Change is negative, and is less than -30%.
	Percentage Change:	-35%
	Payment at Maturity:	$1,000 + ($1,000 x -35%) = $1,000 - $350.00 = $650.00
	On a $1,000 investment, a -35% Percentage Change results in a Payment at Maturity of $650.00, a -35% return on the Notes.

P-5	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to a Basket of One Equity Index and One Exchange Traded Fund Due ____, 2020
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Basket Components.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes,” beginning on page PS-5 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•
Principal at Risk – Investors in the Notes could lose all or a substantial portion of their principal amount if the Percentage Change is less than -30%.  In such a case, you will lose 1% of the principal amount of your Notes for each 1% that the Percentage Change is less than 0%.

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The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

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Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the value of the Basket increases after the Pricing Date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

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There May Not Be an Active Trading Market for the Notes – Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

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You Will Not Have Any Rights to the Securities Included in the Reference Asset – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in a Basket Component would have. The Final Levels of the Basket Components will not reflect any dividends paid on the securities included in the Basket Components, and the Upside Participation Rate is only 100%; accordingly, any positive return on the Notes may be less than the potential positive return on one or both of the Basket Components.

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The Initial Estimated Value of the Notes Will Be Less than the Price to the Public – The initial estimated value set forth on the cover page and that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the value of the Basket, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

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The Initial Estimated Value of the Notes on the Cover Page and that We Will Provide in the Final Pricing Supplement Are Estimates Only, Calculated as of the Time the Terms of the Notes Are Set – The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimates are based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

P-6	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to a Basket of One Equity Index and One Exchange Traded Fund Due ____, 2020
The value of the Notes at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
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Market Disruption Events and Adjustments – The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

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Owning the Notes Is Not the Same as Owning the EEM or the Securities Represented by the MXEU — The return on your Notes is unlikely to reflect the return you would realize if you actually owned shares of the EEM or the securities represented by the MXEU. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on these securities during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of these securities may have.

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Changes in the Level of One Basket Component May Be Offset by Changes in the Level of the Other Basket Component – A change in the level of one Basket Component may not correlate with changes in the value of the other Basket Component.  The level of one Basket Component may increase, while the level of the other Basket Component may not increase as much, or may even decrease.  Therefore, in determining the value of the Reference Asset as of any time, increases in the level of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the level of the other Basket Component. Due to its weighting, decreases in the value of the MXEU will have a more adverse effect on the value of the Notes than decreases in the price of the EEM.

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Risks Associated with Foreign Securities Markets – Because foreign companies or foreign equity securities represented by the Basket Components are publicly traded in the applicable foreign countries and trade in currencies other than U.S. dollars, investments in the Notes involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
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Emerging Markets Risk – Investments in securities linked directly or indirectly to emerging market equity securities, such as the EEM, involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government intervention to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Notes are highly susceptible, before making a decision to invest in the Notes.

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Notes Linked to the MXEU and the EEM Are Subject to Foreign Currency Exchange Rate Risk – The level of the MXEU and the share price of the EEM will fluctuate based upon changes in the value of the currencies in which the stocks represented by these Basket Components are traded. Accordingly, investors in notes linked to these Basket Components will be exposed to currency exchange rate risk with respect to each of the currencies in which those stocks are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. We will make no adjustment to the terms of the Notes based on changes in these exchange rates.

P-7	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to a Basket of One Equity Index and One Exchange Traded Fund Due ____, 2020
•
Changes that Affect an Index Will Affect the Market Value of the Notes and the Payments on the Notes – The policies of the sponsor of each of the MXEU and the MSCI Emerging Markets Index (which underlies the EEM) concerning the calculation of the applicable index, additions, deletions or substitutions of the components of that index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the index and, therefore, could affect the amounts payable on the Notes at maturity, and the market value of the Notes prior to maturity.  The amounts payable on the Notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index, or if the index sponsor discontinues or suspends calculation or publication of the index, in which case it may become difficult to determine the market value of the Notes.

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We Have No Affiliation with any Index Sponsor and Will Not Be Responsible for any Actions Taken by an Index Sponsor – No index sponsor is an affiliate of ours or will be involved in the offering of the Notes in any way.  Consequently, we have no control of the actions of any index sponsor, including any actions of the type that might impact the value of the Notes.  No index sponsor has any obligation of any sort with respect to the Notes.  Thus, no index sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes.  None of our proceeds from the issuance of the Notes will be delivered to any index sponsor.

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Our Business Activities May Create Conflicts of Interest – We and our affiliates expect to engage in trading activities related to the securities included in or represented by the Basket Components that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices or levels of the Basket Components, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the securities included in or represented by the Basket Components, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we, and our affiliates may have published, and in the future expect to publish, research reports with respect to the Basket Components or securities included in or represented by the Basket Components This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the prices or levels of the Basket Components and, therefore, the market value of the Notes.

P-8	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to a Basket of One Equity Index and One Exchange Traded Fund Due ____, 2020
ADDITIONAL TERMS OF YOUR NOTES RELATED TO THE MXEU
Closing Level
The closing level of the MXEU on any trading day will equal its closing level published following the regular official weekday close of trading on that trading day.
A “trading day” as to the MXEU means a day on which the principal trading market for that index is open for trading.
Unavailability of the Level of the MXEU
If the sponsor of the MXEU discontinues publication of that index and its sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such successor or substitute index being referred to in this section as a “successor index”), then any subsequent index closing level will be determined by reference to the published level of that successor index at the regular weekday close of trading on the applicable trading day.
Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.
If a successor index is selected by the calculation agent, that successor index will be used as a substitute for that index for all purposes, including for purposes of determining whether a market disruption event exists with respect to that index.
If the sponsor of the MXEU discontinues publication of that index prior to, and that discontinuance is continuing on, any trading day on which the level of that index must be determined, and the calculation agent determines, in its sole discretion, that no successor index is available at that time, then the calculation agent will determine the level of that index for the relevant date in accordance with the formula for and method of calculating that index last in effect prior to the discontinuance, without rebalancing or substitution, using the closing level (or, if trading in the relevant underlying securities or components of that index have been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each security or component most recently comprising that index.  Notwithstanding these alternative arrangements, discontinuance of the publication of the MXEU may adversely affect the value of your Notes.
If at any time the method of calculating a closing level for the MXEU or a successor index is changed in a material respect, or if the MXEU is in any other way modified so that it does not, in the opinion of the calculation agent, fairly represent the level of the MXEU had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York City on the applicable trading day, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the MXEU as if those changes or modifications had not been made.  Accordingly, if the method of calculating the MXEU is modified so that the value of the MXEU is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust that index in order to arrive at a value of the index as if it had not been modified (e.g., as if such split had not occurred).
Index Market Disruption Events
A “market disruption event” with respect to the MXEU means any event, circumstance or cause which we determine, and the calculation agent confirms, has or will have a material adverse effect on our ability to perform our obligations under the Notes or to hedge our position in respect of our obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to that index:
•	a suspension, absence or limitation of trading in index components constituting 20% or more, by weight, of such index;
•	a suspension, absence or limitation of trading in futures or options contracts relating to an index on their respective markets;
•
any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, index components constituting 20% or more, by weight, of such index, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to such index on their respective markets;

P-9	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to a Basket of One Equity Index and One Exchange Traded Fund Due ____, 2020
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the closure on any day of the primary market for futures or options contracts relating to such index or index components constituting 20% or more, by weight, of such index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•
any scheduled trading day on which (i) the primary markets for index components constituting 20% or more, by weight, of such index or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on such index are traded, fails to open for trading during its regular trading session; or

•
any other event, if the calculation agent determines in its sole discretion that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect.

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INFORMATION REGARDING THE BASKET COMPONENTS
The following information regarding the Basket Components is derived from publicly available information.
We have not independently verified the accuracy or completeness of information published by their sponsors on their websites or in any other format, information about them obtained from any other source or the information provided below.
MSCI Europe Index
The MSCI Europe Index captures large- and mid-cap representation across 15 Developed Markets (DM) countries in Europe.  The DM countries in Europe include: Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.
The top five industry groups by market capitalization as of June 30, 2017 were: Financials, Consumer Staples, Industrials, Health Care and Consumer Discretionary.  The top five countries by market capitalization as of June 30, 2017 were: United Kingdom, France, Germany, Switzerland and the Netherlands.
The MSCI Europe Index is based on the MSCI Global Investable Market Indices (GIMI) Methodology.  The index is reviewed quarterly—in February, May, August and November—with the objective of reflecting changes in the underlying equity markets while limiting undue index turnover. During the May and November semi-annual index reviews, the index is rebalanced and the large- and mid-capitalization cutoff points are recalculated.
iShares® MSCI Emerging Markets ETF
The EEM trades on the NYSE Arca under the ticker symbol “EEM.” Blackrock employs a technique known as representative sampling to track the MSCI Emerging Markets Index. The EEM generally invests at least 90% of its assets in the securities of the MSCI Emerging Markets Index and in American Depositary Receipts or Global Depositary Receipts based on the securities of the MSCI Emerging Markets Index. The EEM may invest the remainder of its assets in securities not included in the MSCI Emerging Markets Index, but which Blackrock believes will help the EEM track the MSCI Emerging Markets Index, or in futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with Blackrock or its affiliates. Blackrock will waive portfolio management fees in an amount equal to the portfolio management fees of such other iShares funds for any portion of the EEM’s assets invested in shares of such other funds.
Information provided to or filed with the SEC by the EEM under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not participated in the preparation of, or verified, such publicly available information. None of the forgoing documents or filings are incorporated by reference in, and should not be considered part of, this document.
The MSCI Emerging Markets Index
The information below is included only to give insight to the MSCI Emerging Markets Index, the performance of which the EEM attempts to reflect. The Notes are linked to the performance of the EEM and not to the MSCI Emerging Markets Index. We have derived all information contained in this document regarding the MSCI Emerging Markets Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI, Inc. (“MSCI”), a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.  Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI Emerging Markets Index
The MSCI Emerging Markets Index is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in

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Barrier Enhanced Return Notes Linked to a Basket of One Equity Index and One Exchange Traded Fund Due ____, 2020
real time every 60 seconds during market trading hours. The MSCI Emerging Markets Index currently consists of the following 23 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Greece, Egypt, Hungary, India, Indonesia, South Korea, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The MSCI Emerging Markets Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.
General – MSCI Indices
MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.
MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.
Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:
•	defining the equity universe;
•	determining the market investable equity universe for each market;
•	determining market capitalization size segments for each market;
•	applying index continuity rules for the MSCI Standard Index;
•	creating style segments within each size segment within each market; and
•	classifying securities under the Global Industry Classification Standard (the “GICS”).
Defining the Equity Universe. The equity universe is defined by:
•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, including Real Estate Investment Trusts, are eligible for inclusion in the equity universe.  Conversely, mutual funds, ETFs, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.
Effective with the November 2015 semi-annual index review, companies traded outside of their country of classification (i.e., “foreign listed companies”) became eligible for inclusion in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Index. In order for a MSCI Country Investable Market Index to be eligible to include foreign listed companies, it must meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index.
Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices

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Barrier Enhanced Return Notes Linked to a Basket of One Equity Index and One Exchange Traded Fund Due ____, 2020
within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.
The investability screens used to determine the investable equity universe in each market are as follows:
•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

•
Minimum Foreign Room Requirement: this investability screen is applied at the individual security level.  For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:
•	Investable Market Index (Large + Mid + Small);
•	Standard Index (Large + Mid);
•	Large Cap Index;
•	Mid Cap Index; or
•	Small Cap Index.
Creating the size segment indices in each market involves the following steps:

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•	defining the market coverage target range for each size segment;
•	determining the global minimum size range for each size segment;
•	determining the market size segment cutoffs and associated segment number of companies;
•	assigning companies to the size segments; and
•	applying final size−segment investability requirements.
Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.
Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.
Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P Dow Jones Indexes, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.
Index Maintenance
The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability and low index turnover. In particular, index maintenance involves:
(i)                  Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:
•	updating the indices on the basis of a fully refreshed equity universe;
•	taking buffer rules into consideration for migration of securities across size and style segments; and
•	updating FIFs and Number of Shares (“NOS”).
(ii)                 Quarterly Index Reviews in February and August of the Size Segment Indices aimed at:
•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;
•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
•	reflecting the impact of significant market events on FIFs and updating NOS.
(iii)              Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.
None of us, the dealer or any of our other affiliates accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the index or any successor to the index.

P-14	RBC Capital Markets, LLC

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Historical Information for the MSCI Europe Index (“MXEU”)
The graph below sets forth the information relating to the historical performance of this Basket Component. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of this Basket Component. The information provided in this table is for the four calendar quarters of 2012 through 2016 and the first two calendar quarters of 2017.
We obtained the information regarding the historical performance of this Basket Component in the chart below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of this Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Basket Component. We cannot give you assurance that the performance of this Basket Component will result in any positive return on your initial investment.
Period-Start Date	Period-End Date	High Intra-Day Level of this Basket Component	Low Intra-Day Level of this Basket Component	Period-End Closing Level of this Basket Component
1/1/2012	3/31/2012	94.33	84.93	91.00
4/1/2012	6/30/2012	92.50	80.63	86.79
7/1/2012	9/30/2012	95.38	86.37	92.57
10/1/2012	12/31/2012	97.16	90.55	96.31
1/1/2013	3/31/2013	102.73	96.17	100.92
4/1/2013	6/30/2013	106.73	94.28	97.69
7/1/2013	9/30/2013	108.48	96.85	106.16
10/1/2013	12/31/2013	112.18	104.01	112.13
1/1/2014	3/31/2014	115.44	107.72	113.81
4/1/2014	6/30/2014	119.28	111.09	116.74
7/1/2014	9/30/2014	119.92	110.34	117.21
10/1/2014	12/31/2014	119.70	103.30	116.72
1/1/2015	3/31/2015	137.73	112.60	135.26
4/1/2015	6/30/2015	141.31	128.25	129.19
7/1/2015	9/30/2015	138.52	112.23	117.25
10/1/2015	12/31/2015	130.67	115.70	123.11
1/1/2016	3/31/2016	123.11	101.98	113.62
4/1/2016	6/30/2016	118.68	104.17	111.62
7/1/2016	9/30/2016	118.68	107.49	115.82
10/1/2016	12/31/2016	122.60	110.72	122.50
1/1/2017	3/31/2017	129.16	121.95	128.93
4/1/2017	6/30/2017	133.90	127.03	128.08
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-15	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to a Basket of One Equity Index and One Exchange Traded Fund Due ____, 2020
Historical Information for the iShares® MSCI Emerging Markets ETF (“EEM”)
The graph below sets forth the information relating to the historical performance of this Basket Component. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing share prices of this Basket Component. The information provided in this table is for the four calendar quarters of 2012 through 2016 and the first two calendar quarters of 2017.
We obtained the information regarding the historical performance of this Basket Component in the chart below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of this Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Basket Component. We cannot give you assurance that the performance of this Basket Component will result in any positive return on your initial investment.
Period-Start Date	Period-End Date	High Intra-Day Price of this Basket Component ($)	Low Intra-Day Price of this Basket Component ($)	Period-End Closing Price of this Basket Component ($)
1/1/2012	3/31/2012	44.91	38.21	42.94
4/1/2012	6/30/2012	43.75	36.58	39.19
7/1/2012	9/30/2012	42.83	37.15	41.32
10/1/2012	12/31/2012	44.42	39.93	44.35
1/1/2013	3/31/2013	45.28	41.72	42.78
4/1/2013	6/30/2013	44.26	36.16	38.57
7/1/2013	9/30/2013	43.32	36.98	40.77
10/1/2013	12/31/2013	43.91	40.15	41.77
1/1/2014	3/31/2014	41.25	37.06	40.99
4/1/2014	6/30/2014	43.98	40.55	43.23
7/1/2014	9/30/2014	45.85	41.36	41.56
10/1/2014	12/31/2014	42.46	37.23	39.29
1/1/2015	3/31/2015	41.11	37.72	40.13
4/1/2015	6/30/2015	44.18	39.03	39.62
7/1/2015	9/30/2015	40.02	30.00	32.78
10/1/2015	12/31/2015	36.42	31.51	32.19
1/1/2016	3/31/2016	34.58	27.62	34.25
4/1/2016	6/30/2016	35.34	31.71	34.36
7/1/2016	9/30/2016	38.31	33.33	37.45
10/1/2016	12/31/2016	38.19	33.95	35.01
1/1/2017	3/31/2017	40.23	35.30	39.39
4/1/2017	6/30/2017	42.04	38.72	41.39
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-16	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to a Basket of One Equity Index and One Exchange Traded Fund Due ____, 2020
USE OF PROCEEDS AND HEDGING
In anticipation of the sale of the Notes, we expect to enter into hedging transactions with one or more of our affiliates, involving purchases of the securities represented by the MXEU, shares of the EEM and/or listed and/or over-the-counter derivative instruments related to any of those securities or the Basket Components prior to or on the Pricing Date.  From time to time, including around the time of the Valuation Date and the Maturity Date, we, RBCCM, and our other affiliates may enter into additional hedging transactions or unwind those that we or they have entered into. In this regard, we, RBCCM, and our other affiliates may:
•	acquire or dispose of investments relating to the Basket Components;
•	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the Basket Components; or
•	any combination of the above two.
We, RBCCM and our other affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.
We, RBCCM and our other affiliates may close out our or their hedges on or before the Valuation Date.  That step may involve sales or purchases of the securities represented by the MXEU, shares of the EEM, or over-the-counter derivative instruments linked to the Basket Components.
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated January 11, 2016 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, U.S. Treasury Department regulations provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting a Basket Component or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of a Basket Component or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

P-17	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to a Basket of One Equity Index and One Exchange Traded Fund Due ____, 2020
SUPPLEMENTAL PLAN OF DISTRIBUTION
We expect that delivery of the Notes will be made against payment for the Notes on or about July 24, 2017, which is the third business day following the Pricing Date (this settlement cycle being referred to as “T+3”).  See “Plan of Distribution” in the prospectus dated January 8, 2016. For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 8, 2016.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately 6 months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Basket Components.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value included in this terms supplement or in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the Pricing Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-18	RBC Capital Markets, LLC